EXHIBIT 12 (a)

WASHINGTON MUTUAL, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30, 2003	Year Ended December 31,
(in millions)		2002	2001	2000	1999	1998

Earnings, including interest on deposits(1):
Income before income tax expense	$4,837	$6,154	$4,932	$2,984	$2,884	$2,369
Fixed charges	3,708	6,026	8,285	9,538	7,674	6,990

	$8,545	$12,180	$13,217	$12,522	$10,558	$9,359

Fixed charges (1):
Interest expense	$3,597	$5,906	$8,189	$9,472	$7,610	$6,929

Estimated interest component of net rental expense	111	120	96	66	64	61

	$3,708	$6,026	$8,285	$9,538	$7,674	$6,990

Ratio of earnings to fixed charges(2)	2.30	2.02	1.60	1.31	1.38	1.34

Earnings, excluding interest on deposits(1):
Income before income tax expense	$4,837	$6,154	$4,932	$2,984	$2,884	$2,369

Fixed charges	2,034	3,358	5,191	6,248	4,504	3,402

	$6,871	$9,512	$10,123	$9,232	$7,388	$5,771

Fixed charges:
Interest expense	$3,597	$5,906	$8,189	$9,472	$7,610	$6,929

Less interest on deposits	1,674	2,668	3,094	3,290	3,170	3,588
Estimated interest component of net rental expense	111	120	96	66	64	61

	$2,034	$3,358	$5,191	$6,248	$4,504	$3,402

Ratio of earnings to fixed charges(2)	3.38	2.83	1.95	1.48	1.64	1.70

(1)     As defined in Item 503(d) of Regulation S-K.

(2)     These computations are included herein in compliance with Securities and Exchange Commission Regulations. However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of two factors. First, even if there were no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt. Second, even if there were no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.

EXHIBIT 12 (b)

WASHINGTON MUTUAL, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
AND PREFERRED DIVIDENDS

	Nine MonthsEnded September 30, 2003	Year Ended December 31,
(in millions)		2002	2001	2000	1999	1998

Earnings, including interest on deposits(1):
Income before income tax expense	$4,837	$6,154	$4,932	$2,984	$2,884	$2,369
Fixed charges	3,708	6,026	8,285	9,538	7,674	6,990

	$8,545	$12,180	$13,217	$12,522	$10,558	$9,359

Preferred dividend requirement	$--	$5	$7	$--	$--	$20
Ratio of income before income tax expense to net income	1.59	1.58	1.58	1.57	1.59	1.59

Preferred dividends (2)	$--	$8	$11	$--	$--	$32

Fixed charges (1):
Interest expense	$3,597	$5,906	$8,189	$9,472	$7,610	$6,929
Estimated interest component of net rental expense	111	120	96	66	64	61

	3,708	6,026	8,285	9,538	7,674	6,990

Fixed charges and preferred dividends	$3,708	$6,034	$8,296	$9,538	$7,674	$7,022

Ratio of earnings to fixed charges and preferred dividends (3)	2.30	2.02	1.59	1.31	1.38	1.33

Earnings, excluding interest on deposits(1):
Income before income tax expense	$4,837	$6,154	$4,932	$2,984	$2,884	$2,369
Fixed charges	2,034	3,358	5,191	6,248	4,504	3,402

	$6,871	$9,512	$10,123	$9,232	$7,388	$5,771

Preferred dividends (2)	$--	$8	$11	$--	$--	$32
Fixed charges:
Interest expense	$3,597	$5,906	$8,189	$9,472	$7,610	$6,929
Less interest on deposits	1,674	2,668	3,094	3,290	3,170	3,588
Estimated interest component of net rental expense	111	120	96	66	64	61

	2,034	3,358	5,191	6,248	4,504	3,402

Fixed charges and preferred dividends	$2,034	$3,366	$5,202	$6,248	$4,504	$3,434

Ratio of earnings to fixed charges and preferred dividends (3)	3.38	2.83	1.95	1.48	1.64	1.68

(1)     As defined in Item 503(d) of Regulation S-K.

(2)     The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.

(3)     These computations are included herein in compliance with Securities and Exchange Commission Regulations. However, management believes that fixed charge ratios are not meaningful measures for the business of the Company because of two factors. First, even if there were no change in net income, the ratios would decline with an increase in the proportion of income which is tax-exempt or, conversely, they would increase with a decrease in the proportion of income which is tax-exempt. Second, even if there were no change in net income, the ratios would decline if interest income and interest expense increase by the same amount due to an increase in the level of interest rates or, conversely, they would increase if interest income and interest expense decrease by the same amount due to a decrease in the level of interest rates.